EXHIBIT 23.2 - Consent of Frascona, Joiner, Goodman and Greenstein, P.C.

                                    Frascona Joiner Goodman and Greenstein, P.C.
                                                           4750 Table Mesa Drive
                                                               Boulder, CO 80305
                                                               ph.: 303 494 3000
                                                               fax: 303 494 6309

August 22, 2003

Board of Directors
MediaNet Group Technologies, Inc.
1515 North Federal Highway
Boca Raton, Florida 33432

Gentlemen:

         We have acted as your counsel in the preparation of this Registration Statement on Form SB-2/A (the "Registration Statement") filed by you with the Securities and Exchange Commission covering shares of Common Stock of MediaNet Group Technologies, Inc. (the "Stock").

         In so acting, we have examined and relied upon such records, documents and other instruments as in our judgment are necessary or appropriate in order to express the opinion hereinafter set forth and have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies.

         Based on the foregoing, we are of the opinion that:

         The portion of the Stock consisting of 575,000 presently issued and outstanding shares being offered for sale by the selling shareholders, will, when sold by the selling shareholders, be legally issued, fully paid and non-assessable under Nevada law.

         The portion of the Stock consisting of up to 500,000 shares which may be offered and sold by the selling shareholders after being issued by the company upon exercise of an outstanding warrant, will, when issued by the company and subsequently sold by the selling shareholders, be legally issued, fully paid and non-assess under Nevada law.

         We hereby consent to the reference to our firm's name as an expert in the Registration Statement and to the use of this opinion as an exhibit to the Registration Statement.

         We are members of the State Bar of Colorado. We express no opinion as to the laws of any jurisdiction other than the laws of the states of Colorado and Nevada, and, to the extent applicable to the foregoing opinion, the federal laws of the United States of America. However, our opinion with respect to the laws of the state of Nevada is limited. For purposes of providing that opinion, we have assumed that the laws of Nevada are the same as the laws of the State of Colorado, and we have conducted no independent research with respect to Nevada law. This opinion is also limited to the matters expressly stated herein and no opinions are to be inferred or may be implied beyond the opinions expressly set forth herein.

                                  Sincerely yours,
                                  Frascona, Joiner, Goodman and Greenstein, P.C.

                                  By: /S/ GARY S. JOINER
                                      Gary S. Joiner